Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 23, 2023, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Qualys, Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of Qualys, Inc. on Forms S-8 (File Nos. 333-262912, 333-184394, 333-193576, 333-202587, 333-209735, 333-216232, 333-223192, 333-229908, 333-236576, 333-253373 and 333-257657).

/s/ GRANT THORNTON LLP

San Jose, California

February 23, 2023